Exhibit 10.2

FOUNDER’S SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS FOUNDER’S SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“Founder’s SERP”) AGREEMENT made and entered into effective as of the 16th day of March, 2011, by and between ScanSource, Inc. (hereinafter referred to as the “Company”) and Steven H. Owings (hereinafter referred to as the “Executive”).

WHEREAS, Executive is a co-founder, former Chairman of the Board and former Chief Executive Officer of the Company and has been continuously employed by the Company since its inception for 19 years and during that period has rendered exceptional and faithful service on behalf of the Company and by reason thereof has both imparted and acquired experience and knowledge of considerable value to the Company; and

WHEREAS, the Executive desires to retire as an employee of the Company effective March 16, 2011 (the “Retirement”), and the Company desires to provide the Founder’s SERP benefit following his Retirement to provide a compensation opportunity and medical benefits that are similar to what the Executive was entitled to under his employment agreement for his contribution to the success and founding of the Company; and

WHEREAS, the Company recognizes that the Executive’s receipt of the above-referenced compensation and medical benefits were subject to certain contingencies in the Executive’s employment agreement with the Company while the compensation and medical benefits reflected in the Founder’s SERP are not subject to all of such contingencies and the benefits provided to Executive via the Founder’s SERP are fully vested; and

WHEREAS, the Company and Executive have previously entered into an Employment Agreement dated as of December 30, 2008, which the Company and Executive desire to supersede and replace with this Founder’s SERP.

NOW, THEREFORE, in consideration of the services heretofore rendered by the Executive and of the mutual covenants contained herein, the parties hereto agree as follows:

1.        Retirement Benefit. Effective as of March 16, 2011, the Company shall establish a Deferred Compensation Account (“Account”) for the Executive under the terms of the ScanSource, Inc. Nonqualified Deferred Compensation Plan (as it may be amended from time to time, the “Nonqualified Plan”), and shall credit to the Account the amount of $2,350,000 and such amount shall be fully vested upon being credited to the Account. The Executive may direct the manner in which the Account is deemed to be invested in accordance with the terms of the Nonqualified Plan. On each of October 1, 2011, and January 1, 2012, the Company shall pay to the Executive from the Account an installment payment in the amount of $1,000,000. Beginning on January 1, 2013, and continuing on each January 1 thereafter up to and including January 1, 2018, the Company shall pay to the Executive from the Account an installment payment in an amount equal to (a) the value of the Account determined as of the last business day of the preceding year, divided by (b) the remaining number of annual payments due and owing hereunder (the “Retirement Payments”). In the event the Executive dies before the completion of all Retirement Payments, the remaining balance credited to the Account will be distributed to the Executive’s designated beneficiary in a single lump sum payment within the calendar month following the month in which the Company receives satisfactory proof of the Executive’s death. Such payments shall be subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under the applicable tax law. Except as otherwise provided in this Agreement, the Account shall be administered in accordance with the terms and conditions of the Nonqualified Plan to the extent applicable.

2.        Special Health Care Benefit. The Executive and his spouse and children shall be entitled to obtain coverage under any group health plan or program (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees and their dependents (the “Health Plan”). Coverage under the Health Plan shall be made available from the date of Executive’s Retirement and shall continue for the following periods, as applicable (the “Coverage Period”):

(i) with respect to the Executive, the Coverage Period shall end on the earlier of the date the Executive attains age 65 or the Executive’s death;

(ii) with respect to the Executive’s spouse, the Coverage Period shall end on the earliest of the date the spouse attains age 65, the date the Executive would have attained age 65 in the event of his death prior to age 65, or the spouse’s death; and

(iii) with respect to the Executive’s children, the Coverage Period shall end on the date the child attains age 26.

The Company, consistent with sound business practices, shall use its best efforts to provide coverage for the Executive and the Executive’s spouse and children under the Health Plan during the Coverage Period, including, if necessary, amending the applicable provisions of the Health Plan and negotiating the addition of any necessary riders to any group health insurance contract. In the event the Coverage Period of the Executive or spouse ends upon attaining age 65, the Company will use its best efforts to assist the Executive or spouse in obtaining an individual Medicare supplement insurance policy. The amount of any premium required to obtain coverage during the Coverage Period or thereafter pursuant to this Paragraph 2 shall be paid entirely by the Executive or his spouse and children.

3.        Covenant Not To Compete. For and in consideration of the Retirement Payments described in Paragraph 1, and the Special Health Care Benefit described in Paragraph 2, Executive agrees not to become an officer or employee of, provide any consultation to, nor participate in any manner with, any other entity of any type or description involved in any major element of business which Company is performing at the time of Executive’s Retirement from the Company, nor will Executive perform or seek to perform any consultation or other type of work or service with any other firm, person or entity, directly or indirectly, in any such business which competes with Company, whether done directly or indirectly, in ownership, consultation, employment or otherwise. Executive agrees not to reveal to outside sources, without the consent of Company, any matters, the revealing of which could, in any manner, adversely affect or disclose Company’s business or any part thereof, unless required by law to do so. This Covenant Not To Compete by Executive is limited to any place where the Company or its affiliates is (or is attempting to) actively manufacturing, marketing, selling, or distributing its products within the two (2) years prior to the effective date of the Founder’s SERP, or places where the Company made affirmative steps to market or sell its products within the six (6) months prior to the effective date of the Founder’s SERP, and shall exist for and during the term of all Retirement Payments to be made under Paragraph 1, and shall not prevent Executive from purchasing or acquiring, as an investor only, a financial interest of less than 5% in a business or other entity which is in competition with the Company.

Executive acknowledges that the remedy at law for breach of Executive’s Covenant Not To Compete will be inadequate and that Company shall be entitled to injunctive relief as to any violation thereof; however, nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it, in addition to injunctive relief, whether at law or in equity, including the recovery of damages. In the event Executive shall breach any condition of Executive’s Covenant Not To Compete, then Executive’s right to any of the Retirement Payments becoming due under Paragraph 1 after the date of such breach, and the Special Health Care Benefit described in Paragraph 2 of this Agreement, shall be forever forfeited. This forfeiture is in addition to and not in lieu of any of the above-described remedies of Company and shall be in addition to any injunctive or other relief as described herein. Executive further acknowledges that any breach of Executive’s Covenant Not To Compete shall be deemed a material breach of this Agreement.

4.        Administration of the Agreement. The Agreement shall be administered by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) or its or their delegate (the “Administrator”). Subject to the provisions of the Agreement, the Administrator shall have full and final authority in its discretion to take any action with respect to the Agreement including, without limitation, the authority to (i) determine all matters relating to the payments; (ii) establish, amend and rescind rules and regulations for the administration of the Agreement; and (iii) construe and interpret the Agreement, to interpret rules and regulations for administering the Agreement and to make all other determinations deemed necessary or advisable for administering the Agreement. In addition to action by meeting in accordance with applicable laws, any action of the Administrator with respect to the Agreement may be taken by a written instrument signed by the Administrator (including, where the Board or the Committee serves as the Administrator, by written consent signed by all of the members of the Board, or all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called). No individual shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Agreement, and any such individual shall be entitled to indemnification and reimbursement in the manner provided in the Company’s certificate of incorporation and bylaws and/or under applicable law.

5.        Claims Procedure. Any claim for benefits under this Agreement shall be made in writing to Company. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by Company, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision.

Company shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (i) specific reasons for the denial; (ii) specific reference to pertinent provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Agreement’s claims review procedure as set forth below.

The claimant may appeal the denial of his claim to Company for a full and fair review. A claimant (or his duly authorized representative) may request a review by filing a written application for review with the Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his claim. The claimant or his duly authorized representative may request, upon written application to Company, to review pertinent documents, and submit issues and comments in writing.

The decision on review shall be made by the Administrator, who may, in its or his/her discretion, hold a hearing on the denied claim; the Administrator shall make this decision promptly, and not later than 60 days after Company receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.

The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.

6.        Assignment of Rights; Spendthrift Clause. Executive shall have no right to sell, assign, transfer or otherwise convey the right to receive any payment hereunder. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of Executive, or to any legal process by any creditor of any such person.

7.        Binding Effect. This Agreement shall be binding upon Executive, his heirs, personal representatives and assigns, and upon Company, its successors and assigns.

8.        Amendment of Agreement. This Agreement may not be altered, amended or revoked except by a written agreement signed by Company and Executive; provided, however, that if Company determines to its reasonable satisfaction that an alteration or amendment of the Agreement is necessary or advisable in order for the Agreement to comply with the Code, the Treasury Regulations, or any other applicable tax authority (collectively “Tax Law”), then, upon written notice to Executive, Company may unilaterally amend the Agreement in such manner and to such an extent as it reasonably considers necessary or advisable in order to comply with the Tax Law.

9.        Compliance with Code Section 409A. Notwithstanding any other provision in the Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Agreement, it is the general intention of Company that the Agreement shall, to the extent practicable, comply with Code Section 409A, and the Agreement shall, to the extent practicable, be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, as applicable. Further, in the event that the Agreement shall be deemed not to comply with Code Section 409A, then neither the Company, the Administrator nor its or their designees or agents shall be liable to the Executive or other person for actions, decisions or determinations made in good faith.

10.        Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of South Carolina.

11.        Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces any and all prior agreements and understandings, whether oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its Chief Executive Officer, and attested by its Corporate Secretary, all by the authority of its Board of Directors duly given, and Executive has hereunto set his hand, each as of the day and year first above written.

SCANSOURCE, INC.

	By:	/s/ Michael L. Baur
Chief Executive Officer

ATTEST:

/s/ John J. Ellsworth
Corporate Secretary

/s/ Steven H. Owings
Executive